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                                  NYCOR, INC.
                                287 CHILDS ROAD
                        BASKING RIDGE, NEW JERSEY 07920
                                 (908) 953-8200

                                                                   April 3, 1996

Dear Fellow Stockholder:

     On behalf of the Board of Directors, we cordially invite you to attend a Special Meeting of Stockholders of NYCOR, Inc. ("NYCOR") to be held at 10:30 a.m. on Friday, May 31, 1996 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07060.

     The purpose of the meeting is to vote on a proposal to approve the merger of NYCOR into Fedders Corporation ("Fedders").

     THE BOARD OF DIRECTORS OF NYCOR BELIEVES THAT THE MERGER IS THE BEST METHOD TO CREATE VALUE FOR NYCOR'S STOCKHOLDERS. THE BOARD OF DIRECTORS HAS CONCLUDED THAT, ALTHOUGH THE CURRENT STRATEGIES OF ITS OPERATING UNITS ARE SOUND, THE POTENTIAL FOR GROWTH OF ITS BUSINESSES, PARTICULARLY ROTOREX, WILL BE ENHANCED AS PART OF A LARGER, FINANCIALLY SOUND COMPANY SUCH AS FEDDERS. AS A RESULT OF THE MERGER, NYCOR'S STOCKHOLDERS WILL RECOGNIZE VALUE IN THEIR STOCK AND HAVE THE OPPORTUNITY TO PARTICIPATE IN THAT GROWTH AS STOCKHOLDERS OF FEDDERS, THE LARGEST MANUFACTURER OF ROOM AIR CONDITIONERS IN NORTH AMERICA AND A MAJOR PARTICIPANT IN THE WORLD-WIDE AIR CONDITIONER MARKETS. THEREFORE, THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF NYCOR'S STOCKHOLDERS AND STRONGLY RECOMMENDS THAT YOU VOTE, OR INSTRUCT YOUR BROKER OR NOMINEE TO VOTE, FOR THIS PROPOSAL.

     IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR A NOMINEE, THEY CAN ONLY BE VOTED ON THIS PROPOSAL WITH YOUR SPECIFIC INSTRUCTIONS.

     The accompanying Notice of Special Meeting and Proxy Statement-Prospectus contain information about the merger. We urge you to review carefully such information, and the information in the appendices to the Proxy Statement-Prospectus. Certain information about Fedders and NYCOR is incorporated by reference to filings made under the Securities Exchange Act of 1934. Copies of such materials are available as indicated in the accompanying Proxy Statement-Prospectus under "Available Information."

     EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN, DATE AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE. IF YOU DO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY CAN BE REVOKED AT YOUR REQUEST.

Sincerely,

SALVATORE GIORDANO                                             SAL GIORDANO, JR.
Chairman of the Board                                              Vice Chairman